Exhibit 99.1

FOR IMMEDIATE RELEASE

IMPSAT ANNOUNCES THIRD QUARTER 2006 RESULTS

November 15, 2006 – Buenos Aires, Argentina – IMPSAT Fiber Networks, Inc. (OTC BB: IMFN.OB) (“Impsat” or the “Company”), a leading provider of integrated broadband data, Internet and voice telecommunications services in Latin America, today announced its results for the third quarter of 2006. All figures are in U.S. dollars.

THIRD QUARTER 2006 HIGHLIGHTS

•	Net Revenues increased for the eleventh consecutive quarter. For the third quarter of 2006, net revenues totaled $71.1 million, an increase of $5.7 million, or 8.7% compared to the third quarter of 2005.

•	EBITDA totaled $13.2 million, or 18.5% of net revenues, for the third quarter of 2006.

•	Capital Expenditures for the third quarter of 2006 totaled $9.2 million.

•	Impsat Brazil’s revenues and EBITDA for the third quarter of 2006 as compared to the third quarter of 2005 rose by $3.7 million, or 29.9%, and $1.0 million, or 42.5%, respectively.

THIRD QUARTER 2006 RESULTS

Commenting on the results of the third quarter of 2006, Impsat CEO Ricardo Verdaguer stated, “I am proud to announce that during the third quarter of 2006 we continued to improve our revenue performance, making it our eleventh consecutive quarter of revenue growth. Such accomplishments are directly related to our strategic focus in IP and value added services. A couple of weeks ago, we announced Global Crossing’s proposal to acquire Impsat, which demonstrates the value that we have created within the telecommunications industry in Latin America. Meanwhile, we continued expanding our Brazilian operations, where revenues and EBITDA grew by 29.9% and 42.5%, respectively.”

Revenues

Net revenues during the third quarter of 2006 totaled $71.1 million, an increase of $5.7 million, or 8.7% compared to the third quarter of 2005. All product lines experienced increased revenues period-over-period.

•	Broadband and Satellite revenues increased $1.3 million, or 2.9%, period-over-period, driven by growth of IP solutions in Brazil and Peru.

•	Internet revenues increased 16.0% period-over-period due to higher managed security services and the expansion of internet access to corporate customers. Subsidiaries in Brazil, Colombia, and Venezuela realized the highest growth for the quarter.

•	Value Added Services revenues increased by 47.0% as compared to the third quarter of 2005. Growth was led by housing, hosting, and managed services in our data centers, particularly in Brazil, Colombia and Chile.

•	Telephony revenues grew by 5.3% compared to the third quarter of 2005, driven by higher sales to corporate customers in Peru and Brazil.

For the nine months ended September 30, 2006, net revenues totaled $209.1 million, an increase of $22.3 million, or 12.0% compared to the same period in 2005. All product lines benefited from cross-selling and up-selling, as well as an increased customer base and improved macroeconomic conditions throughout Latin America.

	Three Months Ended			Nine Months Ended
Line of Service	(in thousands)			(in thousands)
	30-Sep-05	30-Sep-06	Variation	30-Sep-05	30-Sep-06	Variation
Net revenues:
Net revenues from services:
Broadband and satellite	$44,172	$45,463	$1,291 2.9%	$128,037	$135,920	$7,883 6.2%
Internet	$7,873	$9,132	$1,259 16.0%	$22,200	$26,339	$4,139 18.6%
Value added services (1)	$6,351	$9,337	$2,986 47.0%	$17,147	$25,545	$8,398 49.0%
Telephony	$6,579	$6,928	$349 5.3%	$18,720	$20,119	$1,399 7.5%

Total net revenues from services	$64,975	$70,860	$5,885 9.1%	$186,104	$207,923	$21,819 11.7%

Sales of equipment	$433	$218	$ (215) -49.7%	$634	$1,151	$517 81.5%

Total net revenues	$65,408	$71,078	$5,670 8.7%	$186,738	$209,074	$22,336 12.0%

(1)	Includes data center services. systems integration and other information technology solutions services.

Operating Expenses

Operating Expenses for the three months ended September 30, 2006 totaled $74.1 million, an increase of $9.5 million, or 14.7% compared to the third quarter of 2005. This increase is related to a $2.1 million increase in direct costs, a $4.7 million increase in salaries and wages, a $0.5 million increase in selling, general and administrative expenses, and a $2.2 million increase in depreciation and amortization charges.

Direct Costs for the third quarter of 2006 totaled $34.8 million, an increase of $2.1 million, or 6.3% compared to the third quarter of 2005. The principal components of direct costs were as follows:

Contracted Services remained relatively flat compared to the third quarter of 2005. Contracted services include installation and maintenance services.

Other Direct Costs principally include provisions for doubtful accounts, licenses and other fees, sales commissions paid to our salaried work force and to third-party sales representatives, and node expenses. Other Direct Costs for the third quarter of 2006 increased by $1.7 million compared to the third quarter of 2005. The increase is primarily due to higher services delivered to customers, an increase in energy costs related to higher data center services, doubtful accounts recoveries during 2005, and the appreciation of the local currency in Brazil.

Leased Capacity Costs increased by $0.4 million compared to the third quarter of 2005, driven by higher broadband services delivered during the period.

Salaries and Wages for the third quarter of 2006 totaled $16.8 million, a $4.7 million increase as compared to the third quarter of 2005. The increase is driven by charges related to the management incentive plan approved in December 2005, the effect of currency revaluation in

Brazil, and salary adjustments related to higher cost of living in most of our subsidiaries. The charges related to the management incentive plan accounted for $3.8 million and are triggered by Global Crossing’s acquisition proposal.

Selling, General and Administrative expenses totaled $6.3 million for the third quarter of 2006, an increase of 9.3% compared to the $5.8 million of the third quarter of 2005. This increase is primarily related to higher legal advisory fees.

EBITDA

EBITDA for the three months ended September 30, 2006 totaled $13.2 million, compared to $14.8 million in the third quarter of 2005. The $1.6 million, or 11.0%, decrease in EBITDA was driven by higher salaries and wages, which include a charge of $3.8 million related to the management incentive plan approved on December 2005.

For the first three quarters of 2006 EBITDA totaled $44.9 million, compared to $37.1 million during the same period of 2005.

	Three Months Ended			Nine Months Ended
	(in thousands)			(in thousands)
Item	30-Sep-05	30-Sep-06	Variation	30-Sep-05	30-Sep-06	Variation
Net Revenues	$65,408	$71,078	$ 5,670 8.7%	$186,738	$209,074	$ 22,336 12.0%
Direct Costs	$(32,753)	$(34,814)	$ (2,061) 6.3%	$(95,364)	$(101,342)	$ (5,978) 6.3%
Salaries & Wages	$(12,100)	$(16,808)	$ (4,708) 38.9%	$(37,347)	$(44,720)	$ (7,373) 19.7%
S,G&A	$(5,766)	$(6,301)	$ (535) 9.3%	$(16,903)	$(18,068)	$ (1,165) 6.9%

EBITDA As % of Net Revenues	$14,789 22.6%	$13,155 18.5%	$(1,634) -11.0%	$37,124 19.9%	$44,944 21.5%	$ 7,820 21.1%

Interest Expense

Net interest expense for the three months ended September 30, 2006 totaled $7.1 million, which is in line with net interest expense reported in the same quarter of 2005.

Effect of Foreign Exchange Losses and Gains

Impsat recorded a net loss on foreign exchange for the third quarter of 2006 of $2.6 million, principally due to the impact of the appreciation of the Brazilian Real on the book value of monetary assets and liabilities in Brazil. This compares to a net gain on foreign exchange of $4.3 million for the same period of 2005.

Net Loss

For the three months ended September 30, 2006, the Company recorded a net loss of $17.5 million, compared to a net loss of $5.1 million during the third quarter of 2005.

Liquidity and Capital Resources

Cash and cash equivalents at September 30, 2006 were $18.7 million. This compares to cash and cash equivalents of $24.1 million at December 31, 2005. Total indebtedness as of September 30, 2006 was $240.9 million compared to $248.1 million at December 31, 2005.

Of the total indebtedness at September 30, 2006, $34.6 million represented short-term debt and the current portion of long-term debt, with the balance of $206.3 million representing long-term debt.

Proposed acquisition

On October 26, 2006, Impsat announced that it entered into a definitive agreement to be acquired by Global Crossing Limited (NASDAQ: GLBC). The acquisition has been unanimously approved by Impsat’s Board of Directors. Shareholders representing approximately 28% of the common stock of Impsat have signed support agreements in favor of the transaction. The all cash transaction values Impsat´s equity at approximately $95 million, while Global Crossing will assume, refinance and / or repay approximately $241 million of Impsat’s debt.

In connection with the proposed acquisition, Impsat announced on November 2, 2006 that it is soliciting consents from the holders of its Series A 6% Senior Guaranteed Convertible Notes due in 2011 and its Series B 6% Senior Guaranteed Convertible Notes also due in 2011.

Non-GAAP Financial Measures

The Company presents EBITDA as a supplemental measure of performance because it believes that EBITDA provides a more complete understanding of the Company’s operating performance before the impact of investing and financing transactions. EBITDA and EBITDA margins are among the more significant factors in management’s evaluation of Company-wide performance. EBITDA can be computed by adding depreciation and amortization to operating income (loss), excluding gains on extinguishment of debt. The reconciliation of EBITDA to Operating Income (Loss) is presented in Appendix I—Supplemental Financial Information in this press release. EBITDA (earnings before interest, taxes, depreciation, amortization, and non-recurring items) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States such as operating income or net income, nor should it be considered as an indicator of Impsat’s overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Moreover, Impsat’s method for calculating EBITDA may differ from the method utilized by other companies and therefore comparability may be limited.

* * *

About IMPSAT Fiber Networks, Inc.

Impsat is a leading provider of private telecommunications network and Internet services in Latin America, offering integrated data, voice, data center and Internet solutions. Impsat’s networks consist of owned fiber optic and wireless links, teleports, earth stations and leased satellite links. Impsat owns and operates 15 metropolitan area networks in some of the largest cities in Latin America and has 15 facilities to provide hosting services. Impsat currently provides services to more than 4,500 national and multinational clients, and has operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States.

Additional Information and Where to Find It

In connection with Global Crossing’s proposed acquisition of Impsat pursuant to the terms of an Agreement and Plan of Merger between Global Crossing and Impsat, Impsat will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement (including all amendments and supplements thereto) because it will contain important information. The Agreement and Plan of Merger is filed an exhibit to Impsat’s Current Report on Form 8-K filed with the SEC on October 30, 2006. The Consent Solicitation Statement relating to Impsat’s consent solicitation is filed as an exhibit to Impsat’s Current Report on Form 8-K filed with the SEC on November 2, 2006. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings made from time to time and containing information about Impsat, without charge, from the SEC’s website (www.sec.gov). These documents may also be obtained for free from Impsat’s Investor Relations website (www.impsat.com) or by directing a request to Impsat at: IMPSAT Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina, Attention: Guillermo Pardo.

Impsat and its respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Impsat’s stockholders in respect of the proposed transaction.

Information regarding Impsat’s directors and executive officers is available in Impsat’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 31, 2006. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the proxy statement to be filed with the SEC in connection with the proposed merger.

Forward Looking Statements

Some of the statements in this report constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to our operations that are based on our current expectations, estimates and projections. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “in our view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements include but are not limited to:

•	our expectations and estimates as to maintenance and growth of our Broadband Network, and

•	future financial performance, including growth in sales and income.

Factors that could cause our actual results to differ materially from those expressed in any forward-looking statements we make include, among others:

•	factors affecting our performance and financial conditions

•	the availability and terms of additional capital to fund our continuing efforts

•	adequacy of cash from operations for our future liquidity and working capital needs

•	inaccuracies in our forecasts of customer or market demand

•	loss of a customer that provides us with significant revenues

•	highly competitive market conditions

•	changes in or developments under laws, regulations and licensing requirements

•	changes in telecommunications technology

•	adverse litigation results

•	currency fluctuations, and

•	changes in economic conditions in the Latin American countries where we operate.

In addition, risks and uncertainties related to our proposed acquisition by Global Crossing include our not being able to complete the proposed transaction, failure to obtain stockholder, regulatory or other required approvals or to satisfy other closing conditions, including the possibility of the occurrence of an event that could constitute a Material Adverse Effect as defined in the Agreement and Plan of Merger.

These factors should not be construed as exhaustive. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. As noted above, these forward-looking statements speak only as of the date when they are made. We caution the reader that the factors we have identified above may not be exhaustive. We operate in a continually changing business environment, and new factors that may affect our forward-looking statements emerge from time to time. The company does not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements herein is contained in the company’s filings with the SEC. Copies of these filings may be obtained by contacting Impsat or the SEC.

Company Contact:

Hector Alonso, Chief Financial Officer
Facundo Castro Castellanos, Investor Relations
IMPSAT Fiber Networks, Inc.
+54 (11) 5170-0000 www.impsat.com

Or:

Lauren Puffer
The Global Consulting Group
Tel: 646.284.9404

(Tables to Follow)

PART I -FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND SEPTEMBER 30, 2006

(In thousands of U.S. Dollars, except share amounts)

( Unaudited )

	December 31, 2005	September 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,070	$18,714
Trade accounts receivable, net	35,812	40,258
Other receivables	10,784	11,677
Prepaid expenses	2,824	3,298

Total current assets	73,490	73,947

PROPERTY, PLANT AND EQUIPMENT, Net	309,892	300,060

OTHER NON-CURRENT ASSETS	16,161	18,945

TOTAL ASSETS	$399,543	$392,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable- trade	$46,080	$54,051
Short- term debt	2,168	2,122
Current portion of long-term debt	17,604	32,450
Current portion of deferred revenue	—	881
Interest payable	10,453	3,593
Accrued and other liabilities	34,867	48,008

Total current liabilities	111,172	141,105
LONG-TERM DEBT, Net	228,331	206,337
DEFERRED REVENUE, Net	—	7,012
OTHER LONG-TERM LIABILITIES	16,295	16,172

Total liabilities	355,798	370,626

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares outstanding as of December 31, 2005 and September 30, 2006	—	—

Common stock, $0.01 par value; 50,000,000 shares authorized; 10,120,685 and 10,116,100 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively (including 50,000 restricted shares held in the 2003 Stock Incentive Plan as of December 31, 2005)	101	101

Additional paid in capital	90,653	90,985
Accumulated deficit	(40,990)	(64,228)
Deferred stock-based compensation	(440)	—
Accumulated other comprehensive loss	(5,579)	(4,532)

Total stockholders’ equity	43,745	22,326

TOTAL	$399,543	$392,952

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2006

(In thousands of U.S. Dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
NET REVENUES:
Broadband and satellite	$44,172	$45,463	$128,037	$135,920
Internet	7,873	9,132	22,200	26,339
Value added services	6,351	9,337	17,147	25,545
Telephony	6,579	6,928	18,720	20,119
Sales of equipment	433	218	634	1,151

Total net revenues	65,408	71,078	186,738	209,074

COSTS AND EXPENSES:
Direct costs:
Contracted services	6,601	6,685	17,887	18,235
Other direct costs	7,014	8,740	20,957	25,753
Leased capacity	18,763	19,204	55,948	56,778
Cost of equipment sold	375	185	572	576

Total direct costs	32,753	34,814	95,364	101,342
Salaries and wages	12,100	16,808	37,347	44,720
Selling, general and administrative	5,766	6,301	16,903	18,068
Depreciation and amortization	13,963	16,172	40,355	43,700

Total costs and expenses	64,582	74,095	189,969	207,830

Operating income (loss)	826	(3,017)	(3,231)	1,244

OTHER INCOME (EXPENSE):
Interest income	250	275	852	742
Interest expense	(7,372)	(7,388)	(22,093)	(23,408)
Net gain (loss) on foreign exchange	4,362	(2,630)	15,632	6,880
Other expense net	(1,386)	(4,511)	(6,737)	(6,825)

Total other (expense) income	(4,146)	(14,254)	(12,346)	(22,611)

Loss before income taxes	(3,320)	(17,271)	(15,577)	(21,367)
(Provision for) benefit from foreign income taxes	(1,843)	(196)	(4,777)	(1,871)

NET LOSS	$(5,163)	$(17,467)	$(20,354)	$(23,238)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.51)	$(1.73)	$(2.03)	$(2.30)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC AND DILUTED	10,066	10,120	10,049	10,105

Appendix I

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA to Operating Income (Loss)

	Three months ended		Nine months ended
	30-Sep-05	30-Sep-06	30-Sep-05	30-Sep-06
EBITDA	$14,789	$13,155	$37,124	$44,944

Depreciation and Amortization	$(13,963)	$(16,172)	$(40,355)	$(43,700)
Gain on early extinguishment of debt		$—
Operating Income (Loss)	$826	$(3,017)	$(3,231)	$1,244